Exhibit 10.9

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of July 24, 2015, between Sirius International Insurance Group, Ltd., a Bermuda corporation (the “Company”), and Allan L. Waters (“Executive”).  All capitalized terms used but not defined herein shall have the meanings set forth in the Amended and Restated Sirius Group Long Term Incentive Plan as in effect on the date hereof (the “Sirius LTIP”), which is attached hereto as Exhibit A.

WHEREAS, the Company desires to employ Executive, and Executive desires to remain in such employment with the Company, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Term.  The Company agrees to employ Executive, and Executive agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the date hereof and ending upon the third anniversary of the date hereof (the “Initial Term”).  At the expiration of the Initial Term (and each succeeding one year term), the term will automatically extend for an additional 12 months unless either party gives written notice to the other party of its intention not to extend the Term at least 90 days prior to the end of the then current term (the Initial Term and each succeeding one year term, collectively the “Term”).  In the event that the Purchase Agreement is terminated in accordance with its terms prior to the closing of the transaction (the “Closing”) contemplated by the Stock Purchase Agreement (the “Purchase Agreement”), dated as of July 24, 2015, among Lone Tree Holdings Ltd., CM International Holding Pte. Ltd., CM Bermuda Limited and the Company, this Agreement shall be null and void ab initio.

2.                                      Position, Duties and Responsibilities.

(a)                                 During the Term, Executive shall serve as the President and Chief Executive Officer of the Company.  Executive’s principal work location shall be in the general Hanover, New Hampshire area.  During the portion of the Term prior to the Closing, Executive shall report directly to the Chief Executive Officer of WTM (as defined below), and thereafter Executive shall report directly to Laurence Feng Liao, sole Director, CM Bermuda Ltd. During the Term, Executive will oversee the day-to-day operations of the Company.

(b)                                 During the Term, Executive shall devote substantially all of his working time, attention and best efforts to the business of the Company and shall use his best efforts to perform faithfully and efficiently Executive’s duties and responsibilities as set forth herein.

3.                                      Compensation and Benefits.

(a)                                 Base Salary.  During the Term, Executive shall be paid an annual base salary (“Base Salary”) of not less than $500,000.  The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect.  During the Term, the Base Salary will be reviewed annually.

(b)                                 Bonus.  During the Term, Executive shall have an opportunity to earn a cash bonus (“Annual Bonus”) for each fiscal year during the Term targeted (“Target Bonus”) at not less than 50% of Executive’s Base Salary for such fiscal year.  The Annual Bonus actually paid for each such fiscal year as a percentage of Executive’s Target Bonus shall not be less than the overall Company bonus pool awarded as a percentage of the Company’s total annual target bonus pool for such fiscal year.  The Annual Bonus payable to Executive for any fiscal year shall be paid to him in the next following fiscal year at the same time annual bonuses for the preceding fiscal year are paid to the Company’s other bonus-eligible employees but in any event by no later than the 15th day of the third month following the close of such preceding fiscal year.

(c)                                  Long-Term Incentive Awards.  Executive currently has outstanding awards of Performance Units issued pursuant to the Sirius LTIP.  Executive also currently has outstanding awards of performance shares (“Performance Shares”) and restricted shares (“Restricted Shares”) issued pursuant to the White Mountains Long-Term Incentive Plan (as amended) (the “WTM LTIP”).  The number and principal terms of Executive’s existing awards under the Sirius LTIP and the WTM LTIP are set out in Exhibit B hereto.  Pursuant to the Sirius LTIP or a successor plan thereto (the WTM LTIP, Sirius LTIP and any such successor plan, an “LTIP”), Executive shall receive during the Term future annual awards of long-term incentives at an aggregate target payout value not less than the aggregate target payout value of awards granted to Executive in February 2015 pursuant to both the Sirius LTIP and the WTM LTIP.

(d)                                 Retirement, Savings and Welfare Plans.  During the Term, Executive shall be eligible to participate in the retirement, savings and welfare benefit plans, programs, policies and practices applicable to employees of the Company.

(e)                                  Vacation.  During the Term, Executive shall be entitled in accordance with Company policies to take twenty five (25) days of vacation per calendar year or such greater number provided under applicable Company policies.

(f)                                   Reimbursement of Expenses.  During the Term, the Company shall reimburse Executive for all reasonable expenses, including travel expenses, incurred by Executive in the performance of Executive’s duties hereunder that comply with the applicable policies of the Company, including the presentation of appropriate statements of such expenses.

4.                                      Termination of Employment During the Term.

(a)                                 Cause.  The Company may terminate Executive’s employment immediately during the Term for Cause.  For purposes of this Agreement, “Cause” means

(i) material and continued failure of Executive to perform Executive’s duties which failure has continued for more than 30 days following written notice of such non-performance from the Board of Directors of the Company; (ii) commission of an act of fraud, embezzlement, or misappropriation of assets or property (tangible or intangible) of the Company or any subsidiary or affiliate thereof; (iii) a material breach of the provisions set forth in Section 7 of this Agreement; (iv) commission of a felony, including a plea of guilty or nolo contendere, or an indictment or written admission thereof; or (v) gross negligence or willful misconduct in the performance by Executive of his duties that is reasonably likely to have an adverse effect on the business or reputation of the Company or its subsidiaries or affiliates.  Notwithstanding anything to the contrary in this Section 4(a), Cause shall not result from Executive’s death or Disability.

(b)                                 Death or Disability.  Executive’s employment during the Term shall terminate automatically upon Executive’s death.  The Company may terminate Executive’s employment during the Term for Disability as defined in Section 7 of the Sirius LTIP.

(c)                                  Termination Without Cause.  The Company may terminate Executive’s employment during the Term without Cause upon ten (10) days prior notice.  In addition, in the event that the Company exercises its right not to extend the Term pursuant to Section 1, the Company shall be deemed to have terminated Executive’s employment, and Executive’s employment shall so terminate, on the last day of the Term without Cause for all purposes of this Agreement.

(d)                                 Voluntary Termination.  Executive may terminate his employment during the Term for Good Reason (in accordance with Section 5(c)(vi)) or without Good Reason upon ninety (90) days prior notice.

(e)                                  Notice of Termination.  Any termination of Executive’s employment by either party during the Term shall be communicated by written notice given in accordance with Section 14.  The Term will expire upon any termination of employment pursuant to this Section 4.

5.                                      Obligations of the Company Upon Termination.  Following any termination of Executive’s employment during the Term, Executive shall not be otherwise compensated for the loss of employment or the loss of any rights or benefits under this Agreement or any other plans and programs, except as provided below:

(a)                                 In the event Executive’s employment is terminated for Cause pursuant to Section 4(a), Executive shall be entitled to receive (i) any unpaid Base Salary through his date of termination, (ii) payment for any accrued but unused vacation or other similar paid time-off, (iii) payment of any vested benefit payable under the Company’s employee benefit plans in accordance with the terms thereof, and (iv) reimbursement for any reasonable business expenses incurred prior to such termination for which Executive has complied with the Company’s reimbursement policies (collectively, the “Accrued Rights”).

(b)                                 In the event Executive’s employment terminates pursuant to Section 4(b) due to Executive’s death or Disability, Executive (or his estate or representatives, as applicable) shall be entitled to receive:

(i)                                     The Accrued Rights.

(ii)                                  A pro rata Annual Bonus for the year in which such termination occurs based on the number of days Executive was employed during the year of termination, which shall be calculated based on actual performance through the end of such year and on the same basis as other bonus-eligible employees.  Such pro rata Annual Bonus shall be paid to Executive in the fiscal year next following the year in which his employment terminates, at the same time annual bonuses for such preceding year are paid to the Company’s other bonus-eligible employees but in any event by no later than the 15th day of the third month following the close of such preceding year.

(iii)                               With respect to any Eligible Award (as defined below) outstanding at the time of such termination, such award shall be treated in the manner described in Section 5(e) of the Sirius LTIP or Section 7(e)(i) of the WTM LTIP, as applicable, or to the extent granted under a successor plan thereto, shall be treated in a manner set forth in such plan.  For avoidance of doubt, in the case of any Eligible Award that becomes so payable in accordance with the provisions of the plans referred to in the preceding sentence, payment shall be made by no later than the 15th day of the third month following the end of the year in which such awards become earned based on the achievement of the applicable performance objectives.

(c)                                  In the event Executive’s employment is terminated by the Company without Cause pursuant to Section 4(c) or is terminated by Executive for Good Reason pursuant to Section 4(d) (in each case, other than due to death or Disability), Executive shall be entitled to receive:

(i)                                     The Accrued Rights.

(ii)                                  Subject to Executive’s executing and delivering (and not revoking) the Release as described in Section 8, (x) a lump sum cash payment equal to 100% of the then-current Base Salary, which shall be paid on the 60th day following such termination, and (y) an Annual Bonus (without pro ration for time) for the year in which such termination occurs, which shall be calculated based on actual performance through the end of such year and on the same basis as other bonus eligible employees except that such Annual Bonus shall not be less than the applicable Target Bonus for such fiscal year, and which shall be paid to Executive in the fiscal year next following the year in which his employment terminates, at the same time annual bonuses for the preceding fiscal year are paid to the Company’s other bonus-eligible employees, but in any event by no later than the 15th day of the third month following the close of such preceding fiscal year and no earlier than the 60th day following such termination.

(iii)                               Subject to the occurrence of the Closing, payment of the Retention Bonuses (as defined in Section 7(g)), to the extent then unpaid, with the amount of such payment being determined in the same manner specified in the Purchase Agreement in the case of “Bonus Recipients” terminated without cause, and payable within 10 days of Executive’s termination of employment.

(iv)                              Continued employment under the Advisory Relationship pursuant to Section 6.

(v)                                 To the extent such termination occurs during the 24 month period following the Closing, and notwithstanding anything to the contrary in the applicable LTIP, Executive’s Pre-Closing Awards (as defined in Section 6(f)) shall be treated in the manner described in Section 5(f) of the Sirius LTIP as in effect on the date hereof or Section 7(f) of the WTM LTIP as in effect on the date hereof, as applicable, except that, notwithstanding anything in the Sirius LTIP or WTM LTIP to the contrary, the amounts payable to Executive with respect to such Pre-Closing Awards shall not be subject to pro ration for time or similar reduction; provided that the treatment described in this Section 5(c)(v) shall apply in lieu of the treatment described in Section 6(f); provided further, that in the event Executive’s employment terminates for Good Reason, (x) Executive’s Pre-Closing Awards shall only be treated as described in this Section 5(c)(v) to the extent Executive rejects continued employment under the Advisory Relationship pursuant to Section 6 and (y) in the event that Executive accepts (and does not reject) continued employment under the Advisory Relationship pursuant to Section 6, Executive’s Pre-Closing Awards shall be treated in the manner described in Section 6(f) in lieu of the treatment described in this Section 5(c)(v).  For avoidance of doubt, in the case of any of Executive’s Pre-Closing Awards that are to be treated in the manner described in Section 5(f) of the Sirius LTIP, any payment required to be made thereunder with respect to such awards shall be made by no later than the 15th day of the third month following the end of the year in which such awards become earned based on the achievement of the applicable performance objectives.

(vi)                              For purposes of this Agreement, “Good Reason” shall mean that Executive has complied with the Good Reason Process (as defined below) following the occurrence of any of the following events:  (i) a material diminution in Executive’s responsibilities, authority or duties without Executive’s written consent; (ii) a diminution in Executive’s Base Salary, Target Bonus or aggregate target payout level of annual long-term incentive awards, except for across-the-board base salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which Executive provides services to the Company without Executive’s written consent; or (iv) the material breach of this Agreement by the Company.  For purposes of this Agreement, “Good Reason Process” shall mean that (i) Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good

Reason condition within 60 days of Executive having knowledge of the occurrence of such condition; (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Executive terminates Executive’s employment at least 10 days, but no more than 60 days, after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, a Good Reason shall be deemed not to have occurred.

(d)                                 In the event Executive’s employment is terminated by Executive pursuant to Section 4(d) other than for Good Reason (or death or Disability), Executive shall be entitled to receive:

(i)                                     The Accrued Rights.

(ii)                                  To the extent such termination occurs as a result of Executive’s retirement following the second anniversary of the Closing with the prior consent of the Company (not to be unreasonably withheld, delayed or conditioned) (a “Retirement”), continued employment under the Advisory Relationship pursuant to Section 6.

6.                                      Advisory Relationship.

(a)                                 Commencement; Term.  Upon a termination of Executive’s employment during the Term (i) by the Company without Cause, (ii) by Executive for Good Reason or (iii) by Executive upon Retirement (a “Qualifying Termination of Executive Services”), subject to Executive’s executing and delivering (and not revoking) the Release as described in Section 8, the Company shall offer to hire and employ Executive, and Executive may agree to be employed and to perform, periodic advisory and transition services for the Company and its subsidiaries pursuant to this Section 6 (the “Advisory Services”).  The Advisory Services will include, among other things, advising senior executives of the Company and assisting with the transition of Executive’s executive duties to his successor.

(b)                                 Timing; Location.  The performance by Executive of the Advisory Services hereunder shall be at such times and at such locations as Executive and the Company may mutually agree from time to time, it being understood that Executive’s primary work location shall be his primary residence.

(c)                                  Advisory Period.  The term of the Advisory Services shall commence upon Executive’s Qualifying Termination of Executive Services and shall continue until the later of (i) the COBRA Bridge Date and (ii) the LTIP Earn Out Date, unless earlier terminated as provided in Section 6(d) below (such period, the “Advisory Period”).  For purposes of this Agreement, (i) “COBRA Bridge Date” shall mean the first date on which, if Executive began health insurance continuation coverage under the Company’s applicable health plans pursuant to COBRA on such date, Executive would be eligible for Medicare insurance coverage immediately following the expiration of such COBRA coverage and (ii) “LTIP Earn Out Date” shall mean the last date on which the Eligible Awards (as defined in Section 6(f)) are eligible to vest pursuant to Section 6(f) in accordance with their terms.  In the event that Executive does not execute and deliver the Release (or revokes the Release) required under Section 8, the Advisory Period shall terminate on the 60th day after Executive’s Qualifying Termination of Executive Services.

(d)                                 Termination.  The Advisory Period may be terminated (i) by the Company solely for Cause (as defined in Section 4(a)) or upon the material breach by Executive of his obligations under Section 7, (ii) due to Executive’s death or Disability (within the meaning of Section 4(b)) or (iii) by Executive for any reason (and shall be deemed to have terminated voluntarily upon his commencement of full-time employment with any employer other than the Company and its affiliates).

(e)                                  Compensation; Benefits.  During the Advisory Period, the Company shall pay Executive a salary in accordance with its regular payroll practices at an annual rate of thirty thousand dollars ($30,000) (the “Advisory Salary”).  During the Advisory Period, Executive shall not receive additional annual or long-term incentive opportunities or accrue additional paid vacation.  In addition to the Advisory Salary, the Company shall reimburse Executive for all reasonable and necessary expenses (including without limitation travel and meal expenses) incurred or paid by Executive during the Advisory Period, in connection with, or related to, the performance of the Advisory Services reasonably promptly after receipt of an itemization and documentation of such expenses.  During the portion of the Advisory Period ending on the COBRA Bridge Date, provided that Executive is not then eligible for coverage from another employer, Executive shall be entitled to receive health insurance coverage through the Company for himself and his eligible dependents to the same extent as then made available to other employees of the Company.  During such period, Executive will be responsible for an amount equal to all premium costs toward any insurance coverage elected by Executive for him and his eligible dependents.  The Company is hereby authorized to deduct from Executive’s compensation hereunder any amounts required to be withheld or deducted by law.  The health insurance coverage reimbursement under this Section 6(e) does not constitute a “COBRA event”, and upon termination or expiration of the Advisory Period, Executive shall have all available rights to elect COBRA continuation coverage, and Executive hereby agrees that he will be responsible for any and all premium costs applicable thereto and acknowledges that any COBRA continuation coverage is subject to the applicable plan’s eligibility and premium payment requirements.

(f)                                   Treatment of LTIP Awards.  In the event Executive has a Qualifying Termination of Executive Services and at such time holds Eligible Awards, such Eligible Awards shall be governed by this Section 6(f) during the Advisory Period.  The Eligible Awards shall not be terminated as a result of the termination of the Term and his employment as an executive.  Instead, during the Advisory Period, Executive’s service as an advisor shall be treated as continued employment for all purposes of the LTIPs and Executive shall continue to vest in such Eligible Awards on their regular schedule and be paid out in the same manner as other participants in such plans; provided that, should Executive materially breach his obligations to the Company under Section 7 of this

Agreement, the Company may determine in its sole discretion to terminate for no consideration any Eligible Awards that are not fully vested at such time.  Upon a termination of the Advisory Period pursuant to Section 6(d), all then unvested Eligible Awards shall immediately terminate for no consideration, except that, in the event such termination is due to Executive’s death or Disability, the Eligible Awards will be treated in the manner described in Section 5(b)(iii).  For purposes of this Agreement, “Eligible Award” shall mean any award held by Executive as of his date of termination of employment that was granted or assumed by the Company under any LTIP (any such awards granted to Executive prior to the Closing, the “Pre-Closing Awards”; and any such awards granted to Executive thereafter, the “Post-Closing Awards”).  In the case of any Eligible Awards that become payable to executive under the LTIPs pursuant to this Section 6(f), payment shall be made by no later than the 15th day of the third month following the end of the year in which such awards become earned based on the achievement of the applicable performance objectives.

(g)                                  Work Requirements.  In exchange for the consideration described in Section 6(e) and 6(f), Executive will provide Advisory Services (i) during the portion of the Advisory Period ending on the LTIP Earn Out Date, equivalent to no more than 50% of Executive’s regular work hours as of the date hereof and (ii) during the remaining portion of the Advisory Period (if any), equivalent to no more than 5% of the Executive’s regular work hours as of the date hereof or such additional work hours (and compensation) as mutually agreed by the Company and Executive from time to time.

7.                                      Covenants.

(a)                                 Non Competition.  Executive agrees that during the Term and the Advisory Period (if any), and for a one year period following the later of the expiration of the Term and, if it commences, the Advisory Period (such period, the “Restriction Period”), he shall not, directly or indirectly, own any interest in, manage, control, finance, participate in, consult with, or render any services to any activity or business, for himself or any other person or entity, or affiliate, whether or not for remuneration, direct or indirect, contingent or otherwise, which (i) may result in a conflict of interest or otherwise adversely affect the proper discharge of Executive’s duties with and responsibilities to the Company hereunder or (ii) in any way competes with, or interferes with, any operation of the Company or any of its subsidiaries (the “Company Group”), provided that this provision shall not prohibit Executive from being a passive owner of not more that 1% of the outstanding stock of any company which is publically traded as long as Executive has no active participation in the business of such company.  Anything herein to the contrary notwithstanding, it shall not be a violation of this Section 7(a) for Executive to provide services to a subsidiary, division or affiliate of a business that competes with the Company Group provided that such subsidiary, division or affiliate is not itself engaged, directly or indirectly, in competition with the Company Group and Executive does not himself, directly or indirectly, provide services to, or have responsibilities regarding, such business that competes with the Company Group.

(b)                                 Non Solicitation.  Executive further agrees during the Restriction Period not to, directly or indirectly, for himself or for any other person or entity, or affiliate:

(i) hire any employee of the Company Group or induce or attempt to induce any employee of the Company Group to leave the employ of the Company Group; (ii) hire any person who was an employee of the Company Group at any time during the twelve-month period preceding such hiring; or (iii) induce or attempt to induce any former, existing or prospective customer, supplier, licensee, lender, licensor or other business relation of the Company Group to cease doing business with the Company Group, or to reduce the level of business conducted with the Company Group.  Anything herein to the contrary notwithstanding, it shall not be a violation of this Section 7(b) if (x) Executive furnishes to a third party a reference as to any employee or former employee of the Company Group or (y) an entity with which Executive is associated hires or engages any employee of the Company Group provided Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee.

(c)                                  Confidential Information.

(i)                                     Executive shall use best efforts and diligence both during and after any employment with the Company, regardless of how, when or why such employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information (as defined below).  Executive shall not, directly or indirectly, use (for Executive’s benefit or for the benefit of any other person) or disclose any Confidential Information, except as may be necessary for the performance of Executive’s duties for the Company.  For purposes of this Agreement, “Confidential Information” means all information concerning trade secrets, knowhow, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any other proprietary or confidential information of any member of the Company Group, in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing.  Executive understands that Confidential Information may or may not be labeled as such, and Executive shall treat all information that appears to be Confidential Information as confidential.

(ii)                                  Anything herein to the contrary notwithstanding, the restrictions of this Section 7(c) shall not apply (w) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Executive to disclose or make accessible any information, provided that Executive shall have, to the extent permitted by applicable law, first provided the Company with reasonable notice of such potential disclosure and a reasonable opportunity to exercise any legal remedies available to the Company to limit such disclosure, (x) with respect to any other litigation, arbitration or mediation involving this Agreement, (y) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to Executive’s violation of this Section 7(c) or (z) disclosing this Agreement to members of his immediate family and legal or financial advisers or the provisions of this Section 7 to any prospective or future employer.

(iii)                               Upon termination of Executive’s employment with the Company for any reason, Executive shall promptly destroy, delete, or, if Executive is so notified in writing by the Company prior to such termination, return to the Company all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control at the time of such termination (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information.  Anything to the contrary notwithstanding, nothing in this Section 7(c)(iii) shall prevent Executive from retaining a computer, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his compensation.  For the sake of clarity, if Executive retains a computer he shall delete any information contained therein that he is not permitted to retain under this Section 7(c)(iii).

(d)                                 Non-Disparagement.  During and after the Term and the Advisory Period (if any), regardless of how, when or why such employment ends, (i) Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning any member of the Company Group, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders and (ii) Company Parties (as defined below) shall not make any oral or written negative, disparaging or adverse statements or representations of or concerning Executive; provided, however, that nothing herein shall prohibit (A) critical communications between Executive and the Company during the Term and any Advisory Period and in connection with Executive’s employment, (B) Executive or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (C) either party from acting in good faith to enforce such party’s rights under this Agreement.  For purposes of this Agreement, the term “Company Parties” shall mean the executive officers of the Company, acting in their capacity as representatives of the Company.

(e)                                  Intellectual Property.

(i)                                     If, prior to the date hereof, Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties by such employment (“Prior Works”), Executive hereby grants each member of the Company Group, to the extent of any rights he possesses therein, a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company Group’s current and future business.

(ii)                                  If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the extent he then possesses and to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to each member of the Company Group to the extent ownership of any such rights does not vest originally in a member of the Company Group.

(iii)                               Executive agrees to keep and maintain reasonable records of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv)                              Executive shall, to the extent reasonable, take all actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If to the extent the Company is unable to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and on Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v)                                 The provisions of this Section 7 shall survive the termination of Executive’s employment for any reason.

(f)                                   Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(g)                                  Consideration.  Executive acknowledges that, in connection with the Closing, (i) Executive will receive a transaction bonus within 10 business days after the Closing in accordance with the Purchase Agreement (the “Transaction Bonus”) as consideration for Executive’s significant services and efforts to White Mountains Insurance Group, Ltd. (“WTM”) and the Company provided during 2014 and 2015 and

(ii) Executive will be eligible to receive two retention bonuses as provided in the Purchase Agreement (the “Retention Bonuses”), subject to his continued employment after the Closing through the twelve-month and twentieth-month anniversaries, respectively, of Closing (except as provided in Section 5), as consideration for his continued essential services to the Company and Executive’s agreement to be bound by the provisions of this Section 7.  Each Retention Bonus payable to Executive pursuant to the clause (ii) of the preceding sentence shall be paid to him as soon as practicable after the 12 or the 20 month anniversary of the Closing Date, respectively, but in any event no later than by December 31 of the year in which such anniversary occurs or, if later, by the 15th day if the third calendar month following the date of such anniversary, except as other wise provided in Section 5(c)(iii) above.  Exhibit C hereto sets forth the Company’s good faith estimate, as of the date hereof, of the amount of the Transaction Bonus and the Retention Bonuses.

8.                                      Release.  Executive shall not be entitled to receive any of the payments or benefits set forth in Section 5(c)(ii) or Section 6, as the case may be, unless Executive executes a release and waiver of claims in the form of Exhibit D hereto (the “Release”) in favor of the Company and certain other parties as set forth therein relating to all claims or liabilities of any kind relating to Executive’s employment with the Company or any of its affiliates and the termination of such employment as an executive, and, on or prior to the 55th day following Executive’s termination of employment pursuant to Section 4, the Release becomes effective and irrevocable in accordance with the terms thereof.

9.                                      Certain Additional Payments by the Company.

(a)                                 Notwithstanding anything in this Agreement to the contrary and subject to the terms and conditions of this Section 9, in the event that (i) Executive’s employment terminates without Cause pursuant to Section 4(c) or for Good Reason as described in Section 5(c)(vi) and (ii) it shall be determined that any Payment (as defined below) that is paid or payable to Executive would be subject to the Excise Tax (as defined below), Executive shall be entitled to receive an additional payment (an “Additional Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes and Excise Taxes imposed upon the Additional Payment, Executive retains an amount of the Additional Payment equal to the Excise Tax imposed upon such Payments.

(b)                                 Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when an Additional Payment is required, the amount of such Additional Payment and the assumptions to be utilized in arriving at such determination, shall be made in accordance with the terms of this Section 9 by a nationally recognized certified public accounting firm that shall be designated by the Company, subject to the approval of the Executive which shall not be unreasonably withheld (the “Accounting Firm”).  The Accounting Firm shall be a firm that has not, during the two years immediately preceding the date of its designation, performed any services for the Company, for CMI (as defined in the Purchase Agreement), or for their respective affiliates.  The Company shall direct the Accounting Firm to make such determinations, and to provide a written report of its determinations with detailed supporting calculations both to the Company and Executive by no later than 15 days prior to the date on which the first Payment payable to the Executive is scheduled to be made to him, and as necessary, by no later than 15 days prior to the date on which any subsequent Payment is scheduled to be made to him.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Additional Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive, or to the applicable taxing authorities on his behalf, by no later than the date by which the Excise Tax and other taxes to which the Additional Payment relates are required to be remitted, and in no event later than the last day of the calendar year following the calendar year in which the applicable taxes are due.  If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing.  Subject to any determinations subsequently made by the IRS or the courts as to the amount of Excise Tax payable with respect to any Payment, any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of the initial determination by the Accounting Firm hereunder, it is possible that Additional Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  In the event the Company exhausts its remedies pursuant to Section 9(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to Executive, or to the applicable tax authorities on his behalf, by no later than the date by which the additional Excise Tax and other taxes to which such Additional Payment relates are required to be remitted, and in no event later than the last day of the calendar year following the calendar year in which the applicable taxes are due.

(c)                                  Executive shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Additional Payment.  Such notification shall be given as soon as practicable, but no later than fifteen business days after Executive receives such claim in writing.  Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim without permitting the Company to contest such claim.  If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:  (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim and (iv) permit the Company to control any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional income or other taxes, interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest or penalties) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claim on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that (A) if the Company pays the tax claim on behalf of Executive and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or employment tax (including interest or penalties) imposed with respect to such payment and (B) if such contest results in any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due, such extension must be limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Additional Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  Any indemnification payment to be made to Executive pursuant to this Section 9(c) shall be made to him by no later than the date by which the Excise Tax, income or employment taxes, interest or penalties to which the indemnification relates are due and payable to the applicable taxing authorities.

(d)                                 If, after the payment by the Company of any tax claim pursuant to Section 9(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the payment by the Company of any tax claim pursuant to Section 9(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of the 30-day period after such determination, then the amount the Company paid in respect of such claim shall offset, to the extent thereof, the amount of Additional Payment required to be paid.

(e)                                  For purposes of this Agreement, (i) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax, and (ii) “Payment” means any payment, benefit or distribution (or other amount in the nature of compensation) provided by the Company, any of its affiliates or any other person, to or for the benefit of Executive, whether paid, payable, distributed, distributable or provided pursuant to this Agreement or otherwise, that constitutes a “parachute payment” within the meaning of Section 280G of the Code and the regulations issued thereunder.

10.                               Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof.  For the sake of clarity, nothing in this paragraph is intended to negate or otherwise adversely affect your rights under compensation and benefit plans, programs and agreements at, or with, WTM and/or the Company including, without limitation, the LTIPs.

11.                               Assignment; Successors.

(a)                                 This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, and any assignment in violation of this Agreement shall be void.  This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, successors, assigns and legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

(c)                                  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

12.                               Withholding.  All payments to be made to Executive hereunder will be subject to all applicable required withholding of federal, state, local and foreign taxes, including income and employment taxes.

13.                               Cooperation.  For the period ending 60 months after the end of the Term or, if later, the end of the Advisory Period, Executive shall make himself available to assist the Company at mutually convenient times and places with respect to pending and future litigation, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with matters that arose during Executive’s employment with the Company provided that in no event shall Executive be required under this Section 13 to provide cooperation that would be materially adverse to his legal interests or to act against the best interests of any new employer or new business venture in which he is a partner or active participant.  The Company will reimburse Executive for the reasonable expenses he may incur as a result of providing such assistance, including travel costs and legal fees to the extent Executive reasonably believes that separate representation is warranted, provided the Company receives proper documentation with respect to all such claimed expenses.  Executive’s entitlement to reimbursement of expenses, including legal fees, pursuant to this Section 13 shall in no way affect Executive’s right to be indemnified and/or advanced expenses in accordance with the Company’s corporate documents and/or in accordance with this Agreement provided he shall not be entitled to any duplication of reimbursements.  From and after the end of the Term, or, if later, the end of the Advisory Period, Executive shall be entitled to a fee of $1,500 per hour for furnishing such cooperation (including travel time required in connection with such cooperation) for up to ten hours and $3,000 per hour thereafter.  Executive shall submit to the Company a written request for the payment of any fees earned by him during any calendar month pursuant to the preceding sentence, accompanied with proper documentation of the number of hours spent by him, by no later than 30 days following the close of that month.  The fees payable to Executive for such month shall be paid to him as soon as practicable after, but in any event by no later than 30 days following, the date on which his written request was received by the Company.

14.                               Notices.  All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement shall be in writing to (a) Sirius International Insurance Group Ltd., 5 Wesley St., Hamilton HR 11 Bermuda, Attention General Counsel, or (b) Executive, at the address for Executive most recently on file with the Company’s human resources department, and shall be deemed to have been duly delivered or given when received.

15.                               Amendment.  No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the parties hereto.

16.                               No Waiver.  The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof.  A waiver or any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.

17.                               Severability.  If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the minimum extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

18.                               Survival.  The rights and obligations of the Company and Executive under the provisions of this Agreement shall survive and remain binding and enforceable, notwithstanding any termination of Executive’s employment with the Company, to the extent necessary to preserve the intended benefits of such provisions.

19.                               Governing Law.  This Agreement and any disputes arising hereunder or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles.

20.                               Jurisdiction.  Each party irrevocably agrees that any legal action, suit or proceeding against it arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in New York, New York, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.  The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in such court.  The parties agree not to commence any action arising out of or relating to this Agreement in a forum other than the forum described in this Section 20.

21.                               Headings.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

22.                               Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

23.                               Construction.  The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.  As used in this Agreement, words such as “herein”, “hereinafter”, “hereby” and “hereunder”, and words of like import, refer to this Agreement, unless the context requires otherwise.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

24.                               Section 409A of the Code.

(a)                                 It is intended that the provisions of this Agreement comply with, or be exempt from, the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)                                 Neither Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its affiliates.

(c)                                  If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time, to the extent the methodology so selected is permitted under Section 409A) and (ii) the Company shall make a good faith determination that an amount payable under the Company Plans constitutes deferred compensation (within the meaning of

Section 409A and after taking into account all exemptions thereunder) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after the expiration of such six-month period.  To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of Executive’s employment, shall only be paid or provided to Executive upon his separation from service (within the meaning of Section 409A).

(d)                                 For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(e)                                  Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to Executive under this Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to Executive under the relevant section of this Agreement or any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.  Further, in the case of reimbursement payments, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(f)                                   To the extent necessary to qualify for the short-term deferral exception under Section 457A(d)(3)(B) of the Code, and subject to Section 409A, any Ineligible Compensation that is attributable to services performed by Executive for a “nonqualified entity” (within the meaning of Section 457A(b) of the Code, such entity a “Nonqualified Entity”), as adjusted for any earnings and losses attributable thereto, shall be paid to Executive no later than the last day of the 12th month after the end of the taxable year of such Nonqualified Entity during which Executive’s right to the payment of such Ineligible Compensation is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 457A(d)(1) of the Code.  For purposes of this agreement, “Ineligible Compensation” means compensation relating to services performed for the benefit or on behalf of a Nonqualified Entity as determined by the Company in its sole discretion regardless of whether the cost of such compensation is actually borne by the Company.  To the extent Executive performs such services for a Nonqualified Entity, and any subsidiary or affiliate of the Company, the determination of what portion of such compensation shall be considered Ineligible Compensation shall also be made by the Company in its sole discretion.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:	/s/ Brian E. Kensil
	Name:	Brian E. Kensil
	Title:	CFO

EXECUTIVE

By:	/s/ Allan L. Waters
	Name:	Allan L. Waters

[Signature Page to Allan Waters Employment Agreement]